Exhibit 10.31

May [__], 2009

RE:	Incremental Increase to Annual Base Salary

Dear [            ]:

As you are aware, the recent enactment of the American Recovery and Reinvestment Act of 2009 (the “ARRA”) imposes certain executive compensation restrictions on companies participating in the Capital Purchase Program (“CPP”), including restrictions on bonuses, retention awards and incentive compensation to the top five most highly-compensated executives (“Top Five”). Based on your 2008 compensation, you are one of our Top Five, and as such, we are currently restricted from accruing or paying incentive compensation for you.

The Board’s Compensation Committee (the “Committee”) remains committed to our overall compensation philosophy, however, in light of the ARRA’s restrictions, we are making some adjustments to make sure that we appropriately reward and retain you. To this end, the Committee has approved a total annual base salary for you of [$            ], consisting of your current annual base salary of [$            ] (your “Current Salary”) plus an increase of [$            ] (“Incremental Increase”), to be paid in semi-monthly installments in accordance with our standard payroll practices. The Incremental Increase in salary will become effective as of May 1, 2009.

The Committee continues to believe that the Company’s historical approach to executive compensation, as described in the Company’s Compensation Discussion and Analysis in its 2009 Proxy Statement, remains sound. Thus, the Committee anticipates that it will adjust your base salary downward in the future, and will resume its practice of using a mix of base salary and incentive compensation that appropriately ties total compensation and Company performance, as and when it is permitted to do so under the ARRA and other applicable laws and regulations.

Further, please note that due to the nature of the Incremental Increase, any merit salary increase is expected to be based only on your Current Salary, as adjusted for any merit increases determined by the Committee. Furthermore, to the extent you are later eligible to receive incentive compensation for any given year, the Committee may, at its discretion, take into consideration the Incremental Increase already received by you for that year to offset any incentive compensation payments.

Should you have any questions or concerns, please do not hesitate to discuss them with Chris Edmonds-Waters or me.

Sincerely,

SVB Financial Group

Ken Wilcox President and Chief Executive Officer